Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333- 233703 on Form S-3 and Registration Statement Nos. 333-226267, 333-235581 and 333-231539 on Form S-8 of our reports dated March 2, 2020 relating to the financial statements of Tilray Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada

March 2, 2020